Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2020, with respect to the financial statements included in the Annual Report of Celcuity Inc. on Form 10-K for the year ended December 31, 2019. We hereby consent to the incorporation by reference in the Registration Statement of Celcuity Inc. on Form S-8 (Reg. No. 333-221117) and on Form S-3 (Reg. No. 333-227466).

/s/ Boulay PLLP

Minneapolis, Minnesota
March 13, 2020